Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMMUNOME, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Immunome, Inc. (the “Corporation”).

SECOND:	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding new Article IX as follows:

IX.

A.	The liability of the officers for monetary damages shall be eliminated to the fullest extent under applicable law.

B.	If applicable law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.	Any repeal or modification of this Article IX shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article IX in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by to be signed by its duly authorized officer this 2nd day of October, 2023.

IMMUNOME, INC.

By:	/s/ Purnanand D. Sarma, Ph.D.
Name: Purnanand D. Sarma, Ph.D.
Title: President and CEO